Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
FIRST QUARTER OPERATING RESULTS

Company demonstrates 59% growth and achieves new records for quarterly revenue, operating income and the volume of information managed by its data center

CLEVELAND, Ohio, May 12, 2005 — DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry, today reported its operating results for the first quarter of 2005.

For the three months ended March 31, 2005, revenue increased approximately 59% to $3,635,000, and the Company reported net income of $532,000, or $0.07 per share on a fully diluted basis. These results compared with revenue of $2,288,000 and a net loss of ($95,000), or ($0.02) per share, in the first quarter of 2004.

DATATRAK’s backlog at March 31, 2005 was $13.6 million and backlog currently stands at $11.9 million. This compares to a backlog of $14.1 million at December 31, 2004. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

“We continue to be pleased with our progress in this emerging market and our results for the first quarter indicate that we are on track with our internal expectations,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “During this quarter, DATATRAK was able to achieve new records in revenue and operating income. As many of our larger clinical trials progress and new projects begin; the magnitude of data items managed by our hosting facility also reached new highs. Data items increased 29% in March compared to the previous record month of January 2005. There was an 87% increase in data items quarter over quarter, and this parameter increased 79% compared to March 2004.”

Green continued, “We are also making significant progress on the business development front, building momentum for later this year and into 2006. The commitments during the first quarter for a significant number of projects over the next year by our CRO partner in Switzerland and our Technology Transfer pharmaceutical client based in North America signify a continuing increase in adoption rates for the use of technology in clinical trials.”

The Company will also host a conference call today at 4:30 p.m. EDT. To participate in the call, participants are asked to dial 719-457-2693 a few minutes before 4:30 p.m. EDT. A replay of the conference call will be available at approximately 7:30 p.m. EDT on May 12, 2005, and will run until 1:00 a.m. EDT on May 20, 2005. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is 8320314.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 47 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP President and Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Terry C. Black Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x110	Neal Feagans Investor Relations Feagans Consulting, Inc. 303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2005	December 31, 2004
Cash and investments	$ 7,957,220	$ 7,919,233
Accounts receivable, net	2,623,456	1,989,948
Other	2,225,916	2,031,429
Total assets	$12,806,592	$11,940,610
Accounts payable and other current liabilities	$ 1,606,951	$ 1,823,132
Shareholders’ equity	11,199,641	10,117,478
Total liabilities and shareholders’ equity	$12,806,592	$11,940,610
DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended March 31,

	2005	2004

Revenue	$3,635,352	$2,288,458
Direct costs	914,768	533,624

Gross profit	2,720,584	1,754,834
Selling, general and administrative expenses	2,045,303	1,658,567
Depreciation and amortization	175,640	194,932

Income (loss) from operations	499,641	(98,665)
Other income, net	44,742	7,859

Income (loss) before income taxes	544,383	(90,806)
Income tax expense	12,273	3,700

Net income (loss)	$532,110	$(94,506)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.08	$(0.02)

Weighted average shares outstanding	6,689,789	6,043,722

Diluted:
Net income (loss) per share	$0.07	$(0.02)

Weighted average shares outstanding	7,521,663	6,043,722